EXHIBIT 99.1

Good afternoon and welcome to Great Basin Scientific’s  business update call. This is David Clair of ICR Investor Relations.  Before we begin, I will start with some cautionary statements:  The following discussion regarding Great Basin Scientific contains forward-looking statements for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which forward-looking statements involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the “Risk Factors” section of Great Basins’ most recent Quarterly Report on Form 10-Q and other SEC filings.  All statements other than statements of historical facts, included in this presentation regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date hereof or to conform these statements to actual results or to changes in our expectations.

After the brief prepared remarks we will be opening the call to a question and answer period.   At this time it is my pleasure to turn the conference over to Ryan Ashton, Great Basin’s Chief Executive Officer and President.  Ryan ….

Ryan Ashton, Chief Executive Officer:

Good afternoon.  Earlier this afternoon we released our 2nd quarter highlights, customer numbers and preliminary revenues.  It was another quarter of strong progress for 2016 customer and instrument placement goals, ending the quarter with 260 result-reporting customers.  This was ahead of our internal targets and so we are raising our customer guidance for 2016 from 300-325 customers to 320-335 customers to end the year. In the third quarter we will be focused on launching our two recently FDA-cleared assays into existing customer sites and therefore expect that the majority of the new customer growth will occur in the fourth quarter.

In the 2nd quarter we also saw continued strong year-over-year revenue increase of 38.7% to approximately $728,000.  This was flat sequentially compared to approximately $731,000 in the 1st quarter, which can be attributed to the seasonality of our C. diff product. C. Diff testing has always peaked the first quarter of the calendar year and this year that peak was particularly intense.  C. diff is moderately outbreak driven and winter is by far the highest volume period for our C. diff customers who see bed days rise and C. diff outbreaks increase due to flu season.  This phenomenon is further amplified by the fact that spring and summer have always been our slowest C. diff season on a per customer basis and so we don’t expect to see per customer C. diff testing rise again until later in the fall and then peak as always in the winter—at which point we expect to see significant benefit from all the customers we are adding in 2016.

Because of this seasonality in our C. diff testing business, we focus on year-over-year revenues.  As I said revenue rose 38.7% year over year, and for customers who had been using Great Basin for at least one year we saw year-over-year testing increase 12% because of a modest increase their C. diff testing relative to 2015 and primarily because of the addition of our Group B strep test at many of those customer sites. We now have 30% of our customer sites using our Group B Strep test and as we continue to expand our menu with assays like our shiga-toxin direct test and our Staph ID-R panel we expect the seasonal variability of our revenues to decline.  Shiga toxin direct, for example will help offset the seasonality of C. diff because shiga toxin infections—caused by the e coli bacteria—increase in the summer when camping and picnicking lead to less than ideal food handling practices which leads to increased e Coli infection rates.

As I said earlier we ended the quarter with 260 revenue-generating customers.  This was an increase of 38 customers from 222 at the end of the 1st quarter.  In addition, and even more important, we added a total of 51 what we call “assays placed” in the quarter.  An “assay placed” is way for us to describe a customer site using a specific assay from our menu to report results.  This metric represents the total number of customers for each of our products.  To end the 1st quarter we had 219 customer sites using our C. diff test and 61 customer sites using our Group B strep test or 280 total “Assays Placed.”  In the 2nd quarter we added 34 new C. diff customer sites and 17 new Group B Strep customer sites for a total of 51 assays placed bringing our total assays placed to 331. We provided a table in the press release issued this afternoon which outlines these numbers and may provide additional context for understanding this key metric.

As of June 30, 2016 test penetration is as follows: 182 of our customer sites are C. diff only, 7 of our customer sites are Group B strep only and 71 of our customer sites are using both our C. diff and our Group B strep test.

We added 38 new customer sites in the quarter.  This was nearly triple our customer acquisition rate in the 2nd quarter of 2015 when we added 14 new customers.  Our sales rep efficiency and our sales days in the 1st quarter continue to be industry leading.  Our rep efficiency increased from a little over three new customers added per rep in the 2nd quarter of 2015 to 7.6 new customers per rep in the most recent quarter.  Our sales cycle further declined n the 2nd quarter at an average of 12 days from start of eval to 1st revenue producing order. And our close rate also improved relative to last quarter at 88% of all evals started.  As we’ve said before, we believe these sales indicators firmly point to the fact that we have both an outstanding sales team and the best Molecular Platform on the market for small to medium hospitals.  We remain convinced that our combination of ease-of-use, affordability and versatile menu, puts us in an exceptional position as we seek to dominate the market of 4900 hospitals under 400 beds in the United States.

However, the 2nd quarter was frustrating for us from a menu expansion perspective. In our Update call in April earlier this year we set expectation that we would launch our two recently FDA-cleared assays, the Shiga Toxin Direct Test and the Staph ID-R blood sepsis panel in May and June respectively. That did not happen.

And the reason was the same for both tests.  When we completed our trials for both tests we determined that minor sample-preparation format changes were needed for both assays to meet our stringent standards for ease-of-use and customer experience. Bluntly, we failed to properly estimate the time required to make and validate the changes and we missed our target ship dates. The modifications have been completed and we are now finishing validation studies to confirm both assays remain substantially equivalent to the assay format used in the clinical trials.  Those studies are going well and validation is nearly complete, and we feel confident that we will be able to launch both assays this quarter.  We will of course announce, via press release, the commercial launch of each product when it happens.

As we have previously said 50% of our customers have expressed interest in adding each of our new assays.  For Shiga Toxin Direct we expect it to take 5-7 months from for us to reach our target takeup rate and for Staph ID-R, because we expect a longer evaluation and validation process we expect it will take 9-12 months.  In the case of both tests we also expect to see large number of new customers bring in the Great Basin system and we expect a significant percentage of those customer sites will also add our C. diff and Group B Strep tests.

In addition, development of our additional assays continues on plan. As you know we have two assays presently in clinical trial: our Bordetella Pertussis test and our Bacterial Stool Pathogens panel.  Both trials are proceeding well.  Because of the low prevalence of Bordetella Pertussis, it will take time to gather the necessary positives to meet the requirements of the trial and therefore we expect to complete the Stool pathogens panel trial first. The three additional test we have in late stage development: our Chlamydia/Gonorrhea test, Pre-surgical Screening test and Candida blood sepsis panel are all progressing well with trial starts expected later this year.  As we have repeatedly said, FDA-clearance and commercial launch of these tests will bring our menu to 9 tests and raise potential annual revenue per customer from the current $15,000 to as much as $250,000. We anticipate that as these assays become commercially available, this dramatic increase in potential revenue per customer, combined with our continued success in adding customer sites, will result in a real inflection point in revenue trajectory during 2017.

The second quarter was a good one, and in the coming months we expect to see continued progress on all fronts.  As you know earlier this month we closed a $75MM convertible note financing with $68MM of gross proceeds.  As we said in our press release announcing the transaction, we believe this financing, combined with a smaller equity transaction we are planning for the fall of this year, may very well be adequate to fund Great Basin through to profitability.  And that is something we will be working very hard to achieve over the next two years.  How do we achieve that goal?  For us the answer is clear:  We will need between 800 and 1000 customers, utilizing between 1800 and 2000 of our instruments. And we will need 7-9 FDA cleared and commercially available tests by the late 2017 or early 2018 to drive an increase in revenue per customer during 2018.

With this funding in place, and the additional financing we expect to complete in the fall, we believe we have the financial means to achieve these targets for customers, instruments placed and commercially-cleared tests.  And if we do that, we strongly believe that profitability in 2018 is well within our grasp.  This will be quite a feat.  Few if any of our stand-alone molecular competitors are consistently profitable—and all have revenues considerably higher than ours.  But we believe two things: first that profitability is key to a strong and disciplined company. And second that our powerful but inexpensive chip-based detection technology offers significant cost advantages that we believe will make profitability attainable sooner for us than is typically the case for a Molecular Diagnostics Company.

We are not yet offering guidance for customers in 2018 nor for revenues in any period. But the goal of profitability in 2018 drives our every decision and we are deeply committed to it.  We hope that investors will recognize that while profit is our goal, our guidance is more limited—and represents only the variables and time horizon we feel can confidently project, in this case customer numbers and menu size to end 2016 and 2017. As a Company we are committed to achieving our ambitious goals and we are absolutely thrilled to know we have the financial resources that may very well make our goal a reality.

With our funding situation more clear, we have already begun expanding our sales team in preparation for the accelerated growth we anticipate from our coming expansion of our commercially available product menu.  We announced earlier this month the addition of our new Health Systems team—two very experienced sales professionals who will be working the Group Purchasing Organizations (GPOs) and Provider Group Networks to increase our penetration into those areas.  This represents a significant growth opportunity for us, especially with Shiga-toxin Direct and Staph ID-R launching this quarter. While our focus will remain small to medium hospitals, both Shiga Toxin Direct and Staph ID-R are unique tests without competitive equivalent and they represent an opportunity for us to place our system inside larger hospitals and medical centers where we can expect to see much higher test volumes and revenue per customer.

We are also working to expand our both our Field Sales Representative Team and our Field Application Specialist team.  Today we have five Field Sales Reps and five Field Application Specialists.  Our goal is to increase both teams to 8-10 by the end this year and to as many as 16 people on each team by the middle of 2017. Once on board and trained this increase in sales staffing will drive accelerated growth of both customers added and assays placed over the course of 2017.  We are therefore increasing our guidance for customers to end 2017 from the previous 500-550 to 550-600.

With that, I will hand off to our Chief Financial Officer, Jeff Rona, who will provide more details on our recent and planned financings.  Jeff…

Jeff Rona

Thank you Ryan.  As Ryan has said we are pleased with our continued growth in our customer base and the resulting revenues. We will release additional financial details when we file the 10-Q in the first half of August.  Since the last business update call we have raised a significant amount of capital.  First in May the Convertible Noteholders from the Note issued at the end of 2015, which we refer to as the 2015 Note, released $2 million of gross proceeds from the restricted accounts, then on June 1st we closed a public Unit offering and raised $6 million of gross proceeds.  Finally, on July 1st we closed a $75 million Convertible Note Transaction, that we refer to as the 2016 Note Transaction, this included a $6 million funding at closing.  The capital from these three events, the release of the additional $11.8 million in the restricted accounts from the 2015 Note and an anticipated capital raise in the fall will provide us with the capital for continued growth during the second half of 2016 and most importantly the ability for us to begin longer term budgeting and planning to execute against our goal of profitability in 2018.

I would now like to provide further details of the 2016 Note Transaction as disclosed in the 8-K we filed on June 29, 2016.  As I previously mentioned at closing we received $6 million of gross proceeds from the Note, the remaining $62 million of gross proceeds are held in a control account of the Company and will be disbursed in 15 contractually set monthly disbursements beginning in February 2017 subject to certain equity conditions and a shareholder vote as required under Nasdaq rules.  The 2016 Note also includes $7 million of Original Issued Discount (or non-cash interest), so $68 million of Gross Proceeds plus $7 million of non-cash interest equals the $75 million.  The Note will also begin to amortize six months after closing so in early January 2017 and will amortize over 15 months.  The Note may be amortized in common stock of the Company at a discount to the then market price or the Company has the option to payback the Note in cash at a premium.  All of these terms are fully described in the 8-K or in the transaction documents that are filed as exhibits to the 8-K, I would refer you to those documents for the complete details on the terms of the Convertible Note and warrants that were issued with the Convertible Note.

Now turning to the Convertible Note we previously issued on December 30, 2015, which we refer to as the 2015 Note.  Again, during the 2nd quarter the Noteholders released $2.0 million of gross proceeds from the restricted accounts, there is an additional $11.8 million of gross proceeds available to be released from those restricted accounts. We filed an 8-K this afternoon updating the progress on the amortization of the 2015 Note. The 2015 Note began to amortize on July 1, 2016.  Since that time, less than two weeks ago, we have amortized over 31% of the Convertible Note and are pleased with the progress to date.  The amortization payments have been made through the issuance of approximately 5.2 million shares of common stock, which brings our total outstanding to approximately 12.4 million.

As we previously announced, on June 24, 2016 we received a positive response from the Nasdaq Listing Qualifications panel.  We have until September 26, 2016 to obtain the minimum $35 million market value of listed securities requirement, which must be maintained for ten trading days prior to October 10, 2016.  Our plan to achieve compliance includes the completion of the 2016 convertible note, an additional capital raise as I previously mentioned and the conversion of the 2015 note into common shares of the Company.  We will work with our financial advisors, Roth Capital on the additional capital raise in the fall, we anticipate that it will be up to $10 million as allowed under the terms of the 2016 Note.  We are pleased with the progress we have made to date and believe we remain on track as of today to complete the plan of compliance.

Before we open the line for questions, I must ask you to limit your questions to our 2015 operating performance, our 2016 operating plans in so far as we have publicly disclosed them and our two most recent financings and recent regulatory filings.

With that, I will hand it back to Ryan for some closing remarks before opening the call up for questions.  Ryan…

Thank you Jeff.  To summarize then:

We are pleased with our 2nd quarter results and progress.  We closed a transformative financing.  We have 260 customers with two commercially available tests and have our two recently cleared assays are very near commercial launch. And because of the recent financing and sales success we have been able to raise Customer guidance for 2016 and 2017:

320-335 customers in 2016 up from previous guidance of 300-325 and 550-600 to end 2017 up from 500-550 previously.

With that we will open the call up for your questions:

Operator?

After the Q&A, Ryan Ashton:

We appreciate your participation in today’s call and we look forward to updating you on our progress in the coming weeks and months.